Exhibit 99.1

For more information, contact:

Katharine Raymond

Investor Relations Coordinator

Acxiom Corporation

(501) 342-1321

EACXM

Acxiom Announces Preliminary Results of Self-Tender Offer

LITTLE ROCK, Ark. — September 13, 2006 — Acxiom® Corporation (Nasdaq: ACXM) today announced preliminary results of its modified “Dutch Auction” self-tender offer, which expired at 5:00 p.m. EDT Tuesday, September 12, 2006.

Based on the preliminary count by the depositary for the tender offer, an aggregate of 24,911,233 shares of Acxiom common stock were properly tendered and not withdrawn at or below a price of $27.00 per share, including 8,537,481 shares that were tendered through notice of guaranteed delivery. Based on these preliminary results the company expects to purchase 11,111,111 shares in the tender offer, subject to proration, at $25.75 per share. Pursuant to the terms of the tender offer, Acxiom offered to purchase shares of its common stock at a price not less than $25 and not greater than $27 per share.

The results announced today are preliminary and subject to verification by the depositary of the proper delivery of the shares validly tendered and not withdrawn. Final results will be announced following the completion of the verification process. Acxiom expects payment for the shares accepted for purchase and the return of all shares tendered and not accepted for purchase to occur within one week.

The repurchase of the shares is expected to be funded with proceeds from a new $800 million credit facility on or about September 15, 2006.

ValueAct Capital has advised Acxiom that neither ValueAct Capital nor any of its affiliates tendered any of its shares of Acxiom into the modified Dutch Auction.

The dealer managers for the self-tender offer are J.P. Morgan Securities Inc. and Stephens Inc. The information agent is Innisfree M&A Incorporated, and the depositary is Computershare Trust Company, N.A. Any questions about the self-tender offer may be directed to the information agent at 1-877-750-9457, or the dealer managers, J.P. Morgan Securities Inc. at 1-877-371-5947 or Stephens Inc. at 1-800-643-9691.

About Acxiom

Acxiom Corporation (Nasdaq: ACXM) integrates data, services and technology to create and deliver customer and information management solutions for many of the largest, most respected companies in the world. The core components of Acxiom’s innovative solutions are Customer Data Integration (CDI) technology, data, database services, IT outsourcing, consulting and analytics, and privacy leadership. Founded in 1969, Acxiom is headquartered in Little Rock, Arkansas, with locations throughout the United States and Europe, and in Australia and China.